FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1:	Name and Address of Company CoinSmart Financial Inc. (the "Company" or "Coinsmart") 1075 Bay Street, Unit 403 Toronto, ON M5B 2B2

Item 2:	Date of Material Change April 2, 2023

Item 3:

News Release

A news release with respect to the material change referred to in this report was disseminated by the Company on April 3, 2023 through the facilities of NewsFile Corp. and subsequently filed on SEDAR.

Item 4:

Summary of Material Change

On April 2, 2023, the Company entered into a business combination agreement (the "BCA") with WonderFi Technologies Inc., a leading technology company operating two cryptocurrency platforms ("WonderFi"), and Coinsquare Ltd., a leading cryptocurrency platform and Canada's first IIROC-regulated cryptocurrency marketplace ("Coinsquare"), providing for the acquisition by WonderFi of (i) all of the issued and outstanding shares of Coinsquare by way of plan of arrangement pursuant to the provisions of the Canada Business Corporations Act and (ii) all of the issued and outstanding shares of the Company by way of plan of arrangement pursuant to the provisions of the Business Corporations Act (British Columbia) (the "Transaction").

Item 5: 5.1

Full Description of Material Change

Full Description of Material Change

On April 2, 2023, the Company entered into the BCA with WonderFi and Coinsquare, providing for the acquisition by WonderFi of (i) all of the issued and outstanding shares of Coinsquare by way of plan of arrangement pursuant to the provisions of the Canada Business Corporations Act and (ii) all of the issued and outstanding shares of the Company by way of plan of arrangement pursuant to the provisions of the Business Corporations Act (British Columbia).

Under the terms of the BCA and the related plans of arrangement: (i) the Coinsquare shareholders (other than dissenting Coinsquare shareholders) will receive at closing of the Transaction 6.946745 common shares of WonderFi for each Coinsquare share held, and (ii) the Coinsmart shareholders (other than dissenting Coinsmart shareholders) will receive at closing of the Transaction 1.801462 common shares of WonderFi for each Coinsmart share held and an earnout right entitling the Coinsmart shareholders to share proportionately in up to an additional $15 million of total consideration, which may be paid in cash or a combination of cash and shares of WonderFi, based on the revenues of Coinsmart's SmartPay business (over a period of three years following closing of the Transaction). Upon completion of the Transaction, it is anticipated that WonderFi shareholders will own approximately 38% of the outstanding common shares of WonderFi, Coinsquare shareholders will own approximately 43% of the outstanding common shares of WonderFi and Coinsmart shareholders will own approximately 19% of the outstanding common shares of WonderFi, on a partially diluted basis.

Upon closing of the Transaction, WonderFi's board of directors is expected to be comprised of nine members with four nominees from Coinsquare, three nominees from WonderFi, and two nominees from the Company. The proposed board members are: Dean Skurka, Jeffrey Orridge, Bobby Halpern, Jason Theofilos, Michael Wekerle, Wendy Rudd, Nick Thadeney, Justin Hartzman, and G. Scott Paterson.

Directors, officers and shareholders of WonderFi representing an aggregate of approximately 14% of the shares of WonderFi have entered into irrevocable voting and support agreements pursuant to which they have agreed to vote their WonderFi shares in favour of the Transaction. Directors, officers and shareholders of Coinsquare representing an aggregate of approximately 58% of the shares of Coinsquare have entered into irrevocable voting and support agreements pursuant to which they have agreed to vote their Coinsquare shares in favour of the Coinsquare plan of arrangement.  Directors and officers of the Company representing an aggregate of approximately 46% of the shares of Coinsmart have entered into irrevocable voting and support agreements pursuant to which they have agreed to vote their Coinsmart shares in favour of the Coinsmart plan of arrangement.

The directors, officers and principal shareholders of Coinsquare and the principal shareholders of the Company will be subject to lock-up arrangements, pursuant to which their shares of WonderFi will be escrowed and become freely tradeable over an 18-month period following completion of the Transaction. All other Coinsquare shareholders will be subject to lock-up arrangements, pursuant to which their shares of WonderFi will be escrowed and become freely tradeable over a 12-month period following completion of the Transaction.

The Coinsquare plan of arrangement will require the approval of at least 66 2/3% of the votes cast by Coinsquare shareholders voting at a special meeting of Coinsquare. The Coinsmart plan of arrangement will require the approval of: (i) at least 66 2/3% of the votes cast by Coinsmart shareholders at a special meeting of Coinsmart; and (ii) a simple majority of the votes cast by Coinsmart shareholders at a special meeting of Coinsmart, excluding votes cast in respect of Coinsmart shares that are required to be excluded pursuant to Multilateral Instrument 61-101 - Protection of Minority Securityholders in Special Transactions. A majority of the WonderFi shareholders will also be asked to approve the Transaction, in accordance with the rules of the Toronto Stock Exchange, at a special meeting of WonderFi.

The Transaction has been approved by the boards of directors of WonderFi, Coinsquare and CoinSmart. The Transaction is expected to close in the second quarter of 2023, subject to approval by WonderFi, Coinsquare and Coinsmart shareholders, court approvals, other customary closing conditions and acquisition-related regulatory approvals. Regulatory approvals expected to be required include receipt of approval under the Competition Act (Canada), the New Self-Regulatory Organization of Canada ("New SRO"), the Canadian Securities Administrators, the Neo Exchange and the Toronto Stock Exchange.

5.2	Disclosure for Restructuring Transactions Not applicable.

Item 6:	Reliance on subsection 7.1(2) of National Instrument 51-102 Not applicable.

Item 7:	Omitted Information Not applicable.

Item 8:	Executive Officer Justin Hartzman, Chief Executive Officer CoinSmart Financial Inc. Telephone: (647) 923-7678

Item 9:	Date of Report April 12, 2023

Caution Regarding Forward-Looking Information and Statements:

This material change report includes certain "forward-looking information" within the meaning of applicable Canadian securities legislation and may also contain statements that may constitute "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking information and forward-looking statements are not representative of historical facts or information or current condition, but instead represent only the Company's beliefs regarding future events, plans or objectives, many of which, by their nature, are inherently uncertain and outside of the Company's control. Generally, such forward-looking information or forward-looking statements can be identified by the use of forward- looking terminology such "could", "intend", "expect", "believe", "will", "projected", "estimated", or variations of such words, and includes the anticipated benefits of the Transaction, the ability of the Company, Coinsquare and WonderFi to obtain all necessary shareholder and regulatory approvals, and the ability of the Company, Coinsquare and WonderFi to close the Transaction on the terms and timing described herein, or at all.

By identifying such information and statements in this manner, the Company is alerting the reader that such information and statements are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of the Company to be materially different from those expressed or implied by such information and statements. In addition, in connection with the forward-looking information and forward-looking statements contained in this material change report, the Company has made certain assumptions. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking information and statements are the following: the inability of the WonderFi, Coinsquare and Coinsmart (collectively, the "Companies") to integrate successfully (including the retention of key employees) such that the anticipated benefits of the Transaction are realized; the ability to realize synergies and cost savings at the times, and to the extent, anticipated; the potential impact of the announcement or consummation of the Transaction on relationships, including with regulatory bodies, employees, suppliers, customers, competitors and other key stakeholders; the inability of the Companies to obtain the necessary regulatory, stock exchange, shareholder and other approvals which may be required for the Transaction; the inability of the Companies to close the Transaction on the terms and timing described herein, or at all; the inability of the Companies to meet their expected go-live timing for iGaming, sports betting, stock trading and yield products, each of which may be subject to additional regulatory or other approvals which may be required in connection therewith; the ability of the Companies to consolidate their registered crypto asset trading businesses under Coinsquare's New SRO investment dealer registrant, including obtaining requisite regulatory approvals in connection therewith; the ability of SmartPay to generate the revenues required to entitle Coinsmart shareholders to any earn out; the inability of the Companies to work effectively with strategic investors and partners, and any changes to key personnel; security and cybersecurity threats and hacks; internet and power disruptions; uncertainty about the acceptance or widespread use of digital assets; failure to anticipate technology innovations; the COVID-19 pandemic; climate change; currency risk; changes in or enforcement of national and local government legislation, taxation, controls or regulations and/or changes in the administration of laws, policies and practices and political or economic developments in Canada, the United States, Europe and other jurisdictions in which the Companies carry on business or in which they may carry on business in the future; and material adverse changes in general economic, business and political conditions, including changes in the financial markets and compliance with extensive government regulation. These risks are not intended to represent a complete list of the factors that could affect the Companies; however, these factors should be considered carefully. Should one or more of these risks, uncertainties or other factors materialize, or should assumptions underlying the forward-looking information or statements prove incorrect, actual results may vary materially from those described herein. The impact of any one assumption, risk, uncertainty, or other factor on a particular forward-looking statement cannot be determined with certainty because they are interdependent and WonderFi's future decisions and actions will depend on management's assessment of all information at the relevant time. A more fulsome description of risk factors that may impact business, financial condition and results of operation with respect to WonderFi and Coinsmart is set out in their respective management's discussion and analysis and financial statements for the period ended December 31, 2022, as well as their respective annual information forms, available on their respective SEDAR profiles at www.sedar.com.

Although the Company believes that the assumptions and factors used in preparing, and the expectations contained in, the forward-looking information and statements are reasonable, undue reliance should not be placed on such information and statements, and no assurance or guarantee can be given that such forward-looking information and statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information and statements. The forward-looking information and forward-looking statements contained in this material change report are made as of the date of this material change report, and the Company does not undertake to update any forward-looking information and/or forward-looking statements that are contained or referenced herein, except in accordance with applicable securities laws. All subsequent written and oral forward- looking information and statements attributable to the Company or persons acting on its behalf is expressly qualified in its entirety by this notice.